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          FIRST CAPITAL, INC. REPORTS SECOND QUARTER EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)--July 21, 2005. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $872,000 or $0.34 per diluted share for the quarter ended June 30, 2005, compared to $861,000 or $0.31 per diluted share during the same period in 2004.

The increase in earnings is due to increases in net interest income after the provision for loan loses and noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $100,000 for the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004. Interest income increased $447,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 5.65% during the quarter ended June 30, 2004 to 5.89% for the same period in 2005. Interest expense increased $304,000 as the average cost of interest-bearing liabilities increased from 2.63% to 2.87% when comparing the same two periods. The provision for loan losses increased $43,000 to a total of $163,000 for the three months ended June 30, 2005.

Noninterest income increased $47,000 for the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004. The primary factor in this increase was gains on the sale of mortgage loans, which increased $42,000 when comparing the two periods.

Noninterest expenses increased $143,000 as compared to the quarter ended June 30, 2004. Occupancy and equipment expense increased $40,000 when comparing the quarters ended June 30, 2005 and June 30, 2004 primarily due to increased depreciation and equipment maintenance charges. Other operating expenses increased $45,000 during the quarter ended June 30, 2005 as compared to the same period in the prior year primarily due to the donation of improved real estate to Harrison County, Indiana for an access road adjacent to a branch.

For the six months ended June 30, 2005, the Company earned $1.7 million or $0.67 per diluted share compared to $1.7 million or $0.60 for the same period in 2004.

Net interest income after provision for loan loss increased $81,000 during the first six months of 2005 compared to the same period in 2004. Interest income increased $628,000 when comparing the two periods, due to an increase in the average balance of interest-earning assets from $386.4 million during the first six months of 2004 to $400.0 million for the same period in 2005 and an increase in the average tax-equivalent yield on those assets from 5.71% to 5.83%. Interest expense increased $479,000 as the average balance of interest-bearing liabilities increased $14.2 million and the average cost of those liabilities increased from 2.65% to 2.81% when comparing the two periods. The provision for loan losses increased $68,000 when comparing the two periods.

Noninterest income increased $245,000 primarily due to increases in gains on the sale of mortgage loans and service charges on deposits of $129,000 and $103,000, respectively.

Noninterest expenses increased $295,000 when comparing the six months ended June 30, 2005 to the same period in 2004, primarily due to an increase of $106,000 in compensation and benefits. Advertising expense increased $36,000 when comparing the two periods as the Bank initiated a more aggressive marketing effort to increase loans.

Total assets as of June 30, 2005 were $438.4 million compared to $425.3 million at December 31, 2004. The primary factor behind the asset growth was an increase of $11.5 million in securities available for sale. The funding for this growth was provided by increases in retail repurchase agreements and deposits of $8.1 million and $7.9 million, respectively.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its

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business strategies and their intended results and its future performance.
Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                   SIX MONTHS ENDED                      THREE MONTHS ENDED
                                                                       JUNE 30,                               JUNE 30,
OPERATING DATA                                                  2005             2004                     2005          2004
                                                                ----             ----                     ----          ----
   (Dollars in thousands, except per share data)
Total interest income                                      $   11,485        $   10,857              $    5,865    $    5,418
Total interest expense                                          4,938             4,459                   2,537         2,233
                                                           ----------------------------              ------------------------
Net interest income                                             6,547             6,398                   3,328         3,185
Provision for loan losses                                         313               245                     163           120
                                                           ----------------------------              ------------------------
Net interest income after provision for loan losses             6,234             6,153                   3,165         3,065
Total non-interest income                                       1,541             1,296                     755           708
Total non-interest expense                                      5,183             4,888                   2,592         2,449
                                                           ----------------------------              ------------------------
Income before income taxes                                      2,592             2,561                   1,328         1,324
Income tax expense                                                864               867                     456           463
                                                           ----------------------------              ------------------------
Net income                                                 $    1,728        $    1,694              $      872    $      861
                                                           ============================              ========================

Net income per common share, basic                         $     0.67        $     0.61              $     0.34    $     0.31
                                                           ============================              ========================
Weighted average common shares outstanding - basic          2,565,333         2,774,654               2,566,197     2,773,463

Net income per common share, diluted                       $     0.67        $     0.60              $     0.34    $     0.31
                                                           ============================              ========================
Weighted average common shares outstanding -diluted         2,592,113         2,810,700               2,591,954     2,809,951

OTHER FINANCIAL DATA

Cash dividends per share                                   $    0.15         $    0.15               $    0.30     $    0.30
Return on average assets (annualized)                           0.81%             0.83%                   0.81%         0.82%
Return on average equity (annualized)                           8.49%             7.80%                   8.43%         7.67%
Net interest margin                                             3.38%             3.36%                   3.36%         3.40%
Net overhead expense as a percentage
     of average assets (annualized)                             2.40%             2.35%                   2.42%         2.37%

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                                              JUNE 30,       DECEMBER 31,
BALANCE SHEET INFORMATION                       2005             2004
                                                ----             ----
Cash and cash equivalents                     $ 19,102       $ 17,425
Investment securities                           77,945         66,450
Gross loans                                    318,271        319,564
Allowance for loan losses                        2,110          2,478
Earning assets                                 400,067        390,948
Total assets                                   438,420        425,302
Deposits                                       324,353        316,462
FHLB debt                                       61,274         65,099
Repurchase agreements                            8,710            635
Stockholders' equity                            41,550         40,714
Non-performing assets:
  Nonaccrual loans                               1,193          2,075
  Foreclosed real estate                           647            442